NEWS RELEASE

Contact:	Mike DiGregorio Senior Vice President and Chief Financial Officer (805) 449-3030

Jafra Reports Fourth Quarter Results

WESTLAKE VILLAGE, California, February 26, 2004 – Jafra Worldwide Holdings (Lux) S.àR.L. and subsidiaries, doing business as Jafra Cosmetics International (“Jafra” or “the Company”), today reported financial results on a net sales, income from operations and net income (loss) basis for the fourth quarter and year-end of 2003.

During 2003, the Company discontinued operations in Venezuela, Colombia, Chile and Peru. Therefore, the results of these markets are included in the statements of operations as losses from discontinued operations. Prior year results have been reclassified to be comparable to the current year classification. During the fourth quarter, the Company implemented restructuring activities in Brazil and began liquidating its operations in Thailand.

FOURTH QUARTER RESULTS

Net sales of $107.1 million in the fourth quarter of 2003 increased 15% measured in local currencies compared to the same period of 2002. However, as a result of weaker average exchange rates, net sales measured in U.S. dollars showed an overall increase for the quarter of 10%, largely supported by the strong results in Mexico. Mexico’s quarterly net sales increased 25% and 14%, measured in local currency and U.S. dollars, respectively, in part because of $3.3 million of September orders that were shipped and recorded as sales during the fourth quarter of 2003, due to the high volume of orders at the month-end. Mexico had an increase of 3% in the average number of consultants driven by new consultant promotional cases and better consultant retention due to promotional activities. Additionally, the increase was driven by an 11% improvement in consultant productivity because of the September order carryover, sales volume bonuses and hostess promotions. The U.S. reported a decrease in fourth quarter net sales in part due to a week of system transition downtime and service issues related to the launch of the commercial portion of the new Enterprise Resource System. Overall, the Company had a 3% increase in the average number of consultants during the period.

Income from operations was $20.2 million during the fourth quarter of 2003, an increase of $5.8 million, compared to $14.4 million during the fourth quarter of 2002. Income from operations, as a percentage of net sales, was 4.0 percentage points higher than in the fourth quarter of 2002. Contributing to the increase in operating income were an improved gross margin and improved selling, general and administrative expenses, as a percentage of net sales, due in part to $0.9 million lower bad debt expense in Mexico due to better collections and an improved aging of receivables, and approximately $0.5 million of savings in Brazil due to restructuring activities. Net income was $2.6 million during the fourth quarter of 2003, compared to $3.9 million in the fourth quarter of 2002, a decrease of $1.3 million as a result of improved operating profit, partially offset by greater exchange losses and interest and income tax expenses.

TOTAL YEAR RESULTS

In weighted average local currencies, net sales increased 7% for the year ended December 31, 2003 compared to the same period of 2002. However, as a result of weaker average exchange rates, consolidated net sales of $383.9 million for the year were only slightly above net sales of the prior year. The Company had an average of 407,000 consultants during 2003, 8% more than the comparable period a year ago. Overall, net sales for the U.S. increased, with the U.S. Hispanic Division net sales up 10% and the U.S. General Division reporting a net sales increase of 4%. Mexico reported a 7% net sales increase measured in local currency, but due to less favorable exchange rates, a decrease in net sales of 4% measured in U.S. dollars.

Income from operations was $44.6 million for the year ended December 31, 2003 compared to $58.6 million for the year ended December 31, 2002, a $14.0 million or 24% decrease. The decrease in operating income was primarily the result of expenses related to the refinancing of the Company. In connection with the Company’s recapitalization in May 2003 and other acquisition related activities contemplated, the Company recorded $16.8 million of transaction related expenses, primarily comprised of $13.2 million of compensation payments to certain members of management and non-employee board of director members. In the prior year, the Company recorded $1.5 million of transaction related expenses. Excluding these expenses, operating income for the year ended December 31, 2003 would have been above operating income for the year ended December 31, 2002.

During the year ended December 31, 2003, the Company reported net loss of $5.5 million compared to net income of $18.8 million for the year ended December 31, 2002. The decrease was primarily due to reduced operating profit related to the incremental transaction related costs included within selling, general and administrative expenses, $9.5 million of incrementally higher interest expense and a $6.6 million loss on early extinguishment of debt in 2003, both as the result of the recapitalization. In addition, there were $1.5 million of incremental losses from discontinued operations, partially offset by less income tax expense in 2003 compared to 2002. The effective tax rate in 2003 was significantly higher than the effective tax rate in 2002, due to valuation allowances against certain deferred tax assets, primarily operating loss carryforwards in Mexico and other countries. In 2002, the effective tax rate benefited from the release of $2.3 million of valuation allowances against certain deferred tax assets in the U.S. and a $1.2 million positive impact on net deferred tax liabilities as a result of the enactment of changes in Mexico’s future corporate statutory rates.

The Company has scheduled its earnings release conference call for Friday, February 27, 2004 from 10:30 – 11:30 a.m. Pacific Standard Time. The dial in number for the conference call is (888) 364-8748, passcode # 402573.

The Company

Jafra is a direct seller of skin and body care products, color cosmetics, fragrances and other personal care products. Jafra sells its Jafra brand products through a multi-level direct selling network of approximately 412,000 independent consultants, who market and sell Jafra’s products to their customers. Jafra operates in four primary markets: Mexico, the United States, Europe and South America. In Europe, Jafra operates in Germany, Switzerland, Italy, Austria, Holland and several other countries through distributors. More information about Jafra and its products can be found on the Company’s website, http://www.jafra.com.

The statements in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties. Readers are cautioned that these statements are only predictions and may differ materially from actual future events or results, and are referred to the documents filed by the Company with the Securities and Exchange Commission, specifically the most recent reports on Form 10-K and Form 10-Q, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including risks associated with future growth, dependence on new product offerings, currency adjustments, international operations, competition, and financial risk management, among others. The Company undertakes no obligation to update any such forward-looking statements.

JAFRA WORLDWIDE HOLDINGS (LUX) S.àr.L. AND SUBSIDIARIES
($ in Thousands)

	(Unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2003	2002	2003	2002
Statements of Operations Data:
Net sales	$107,116	$97,300	$383,859	$382,644
Cost of sales	25,909	24,139	89,703	90,259

Gross profit	81,207	73,161	294,156	292,385
Selling, general and administrative expenses	61,048	58,789	249,558	233,767

Income from operations	20,159	14,372	44,598	58,618
Other income (expense):
Exchange loss, net	(3,203)	(762)	(10,967)	(10,576)
Interest expense, net	(6,813)	(2,705)	(20,917)	(11,452)
Loss on extinguishment of debt (1)	—	—	(6,620)	—
Other, net	(53)	(143)	(420)	72

Income before income taxes, discontinued operations and cumulative effect of accounting change	10,090	10,762	5,674	36,662
Income tax expense	7,098	6,491	8,258	16,204

Income (loss) from continuing operations before cumulative effect of accounting change	2,992	4,271	(2,584)	20,458
Loss on discontinued operations (2)	(349)	(337)	(2,909)	(1,442)

Income (loss) before cumulative effect of accounting change	2,643	3,934	(5,493)	19,016
Cumulative effect of accounting change, net of $0 tax benefit	—	—	—	(244)

Net income (loss)	$2,643	$3,934	$(5,493)	$18,772

Other Data:
Depreciation and amortization	$1,384	$1,741	$5,743	$5,507
Unrealized exchange loss (gain)	3,147	(121)	11,653	8,362
Transaction related expenses (3)	1,240	861	16,786	1,525
Non-cash charges (credits)(4)	—	(28)	120	(115)
European restructuring (5)	—	—	—	(84)
Losses (gains) from Thailand (6)	168	(11)	949	298
Net debt (7)	—	—	231,380	57,560
Consultants at end of period	—	—	412,000	401,000
Average number of consultants	416,000	402,000	407,000	376,000

(1)	During the twelve months ended December 31, 2003, the Company extinguished debt and recorded $4.4 million in premium expenses and $2.2 million to write off deferred financings costs associated with early retirement of debt.

(2)	Venezuela, Colombia, Chile and Peru have been classified as discontinued operations.

(3)	Amounts relate to certain transaction fees in relation to debt or equity offerings as defined in the debt covenants. These expenses are included within selling, general and administrative expenses.

(4)	Amounts relate to non-cash charges in connection with the write off or disposal of assets as defined in the debt covenants.

(5)	Amounts relate to reversal of 2001 European restructuring charges.

(6)	Amounts represent the net operating losses from Thailand, a market the Company is in the process of liquidating.

(7)	Net debt is calculated as total debt less cash and cash equivalents.